Exhibit 99.1

          MERCURY GENERAL CORPORATION ANNOUNCES SECOND QUARTER RESULTS

    LOS ANGELES, Aug. 7 /PRNewswire-FirstCall/ -- Mercury General Corporation (NYSE: MCY) reported today net income of $37.8 million ($0.69 per share-diluted) in the second quarter 2006 compared with $73.6 million ($1.35 per share-diluted) for the same period in 2005. For the first six months of 2006, net income was $96.5 million ($1.76 per share-diluted) compared to net income of $134.0 million ($2.45 per share-diluted) for the same period in 2005. Included in net income are net realized investment gains, net of tax, of $2.8 million ($0.05 per share-diluted) in the second quarter of 2006 compared with net realized investment gains, net of tax, of $2.3 million ($0.04 per share-diluted) for the same period in 2005, and net realized investment gains, net of tax, of $6.9 million ($0.13 per share-diluted) for the first six months of 2006 compared to net realized investment gains, net of tax, of $5.0 million ($0.09 per share-diluted) for the same period in 2005.

    Company-wide net premiums written were $753.8 million in the second quarter 2006, a 3.3% increase over second quarter 2005 net premiums written of $729.9 million, and were approximately $1.5 billion for the first six months of 2006, a 4.7% increase over the same period in 2005. California net premiums written were $552.1 million in the second quarter of 2006, an increase of 5.0% over the same period in 2005, and were approximately $1.1 billion for the first six months of 2006, a 6.3% increase over the same period in 2005. Non-California net premiums written were $201.7 million in the second quarter of 2006, a 1.1% decrease over the same period in 2005, and were $409.8 million for the first six months of 2006, an increase of 0.5% over the same period in 2005.

    The Company's combined ratio (GAAP basis) was 98.6% in the second quarter and 95.3% for the first six months of 2006 compared with 90.1% and 91.3% for the same periods in 2005. For the states outside of California, the Company experienced adverse development for the six months ended June 30, 2006 of approximately $30 million on prior accident years loss reserves. The loss development primarily relates to additional reserves established for large individual losses in Florida and additional reserves established for personal injury protection and bodily injury losses in New Jersey. As a result of these developments, the Company also increased the implied severity for the 2006 accident year for Florida and New Jersey business. The Company experienced positive development on prior accident years loss reserves of approximately $15 million for the six months ended June 30, 2006 on its California business.

    The Company continues to focus on an initiative embarked in 2005 to standardize its policies and procedures nationwide in all of its functional areas. The Company has made significant changes to its Florida and New Jersey operations and believes these and future changes will have a positive impact on its operations.

    Net investment income of $36.2 million (after tax $30.0 million) in the second quarter of 2006 increased by 18.0% over the same period in 2005. The after-tax yield on investment income was 3.7% on average assets of $3.3 billion (fixed maturities and equities at cost) for the quarter. This compares with an after tax yield on investment income of 3.6% on average investments of $3.0 billion (fixed maturities and equities at cost) for the same period in 2005.

    The Board of Directors declared a second quarter dividend of $0.48 per share, representing an 11.6% increase over the quarterly dividend amount paid in 2005. The dividend is to be paid on September 28, 2006 to shareholders of record on September 15, 2006. The Company's book value per share at June 30, 2006 was $29.87.

    Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers in many states. For more information, visit the Company's website at www.mercuryinsurance.com. The Company will be hosting a conference call and webcast today at 10:00 A.M. Pacific time where management will discuss results and address questions. The teleconference and webcast can be accessed by calling (877) 807-1888 (USA),
(706) 679-3827 (International) or by visiting www.mercuryinsurance.com. A replay of the call will be available beginning at 1:30 P.M. Pacific time and running through August 15, 2006. The replay telephone numbers are (800) 642-1687 (USA) or (706) 645-9291 (International). The conference ID# is 3218288. The replay will also be available on the Company's website shortly following the call.

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this press release are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company's insurance products, inflation and in general economic conditions; the accuracy and adequacy of the Company's pricing methodologies; adverse weather conditions or natural disasters in the markets served by the Company; market risks associated with the Company's investment portfolio; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company's loss reserves in general; the Company's ability to obtain and the timing of regulatory approval for requested rate changes; legislation adverse to the automobile insurance industry or business generally that may be enacted in California or other states; the Company's success in expanding its business in states outside of California; the presence of competitors with greater financial resources and the impact of competitive pricing; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs and marketing efforts; and various legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company's filings with the Securities and Exchange Commission.

    Mercury General Corporation

    Information Regarding Non-GAAP Measures

    The Company has presented information within this document containing operating measures which in management's opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company's performance, but that may not be presented in accordance with Generally Accepted Accounting Principles ("GAAP"). These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results. The Company has reconciled these measures with the most directly comparable GAAP measure in the supplemental schedule entitled, "Summary of Operating Results."

    Net premiums written represents the premiums charged on policies issued during a fiscal period. Net premiums earned, the most directly comparable GAAP measure, represents the portion of premiums written that is recognized as income in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Net premiums written is meant as supplemental information and is not intended to replace Net premiums earned. It should be read in conjunction with the GAAP financial results.

    Paid losses and loss adjustment expenses is the portion of Incurred losses and loss adjustment expenses, the most directly comparable GAAP measure, excluding the effects of changes in the loss reserve accounts. Paid losses and loss adjustment expenses is meant as supplemental information and is not intended to replace Incurred losses and loss adjustment expenses. It should be read in conjunction with the GAAP financial results.

                  Mercury General Corporation and Subsidiaries
                          Summary of Operating Results
                   (000's) except per-share amounts and ratios
                                   (unaudited)

                             Quarter Ended June 30,      Six Months Ended June 30,
                          ---------------------------   ---------------------------
                              2006            2005          2006           2005
                          ------------   ------------   ------------   ------------
Net premiums written      $    753,826   $    729,875   $  1,527,846   $  1,459,705
Net premiums earned            753,350        707,261      1,490,030      1,391,975
Paid losses and loss
 adjustment expenses           486,508        422,055        965,848        846,727
Incurred losses and
 loss adjustment
 expenses                      534,316        442,764      1,009,496        891,010
Net investment income           36,242         30,701         75,645         59,486
Net realized investment
 gains, net of tax               2,751          2,304          6,946          5,045
Net income                $     37,812   $     73,602   $     96,458   $    134,026

Basic average shares
 outstanding                    54,648         54,548         54,636         54,542

Diluted average shares
 outstanding                    54,761         54,699         54,765         54,708

Basic Per Share Data
Net income                $       0.69   $       1.35   $       1.77   $       2.46
Net realized investment
 gains, net of tax        $       0.05   $       0.04   $       0.13   $       0.09

Diluted Per Share Data
Net income                $       0.69   $       1.35   $       1.76   $       2.45
Net realized investment
 gains, net of tax        $       0.05   $       0.04   $       0.13   $       0.09

Operating Ratios
 -- GAAP(a) Basis
Loss ratio                        70.9%          62.6%          67.8%          64.0%
Expense ratio                     27.7%          27.5%          27.5%          27.3%
Combined ratio                    98.6%          90.1%          95.3%          91.3%

Reconciliations of
 Operating Measures to
 Comparable GAAP(a)
 Measures

Net premiums written      $    753,826   $    729,875   $  1,527,846   $  1,459,705
Increase in unearned
 premiums                         (476)       (22,614)       (37,816)       (67,730)
Net premiums earned       $    753,350   $    707,261   $  1,490,030   $  1,391,975

Paid losses and loss
 adjustment expenses      $    486,508   $    422,055   $    965,848   $    846,727
Increase in net losses
 and loss adjustment
 expense reserves               47,808         20,709         43,648         44,283
Incurred losses and
 loss adjustment
 expenses                 $    534,316   $    442,764   $  1,009,496   $    891,010

(a)  Generally Accepted Accounting Principles

                  Mercury General Corporation and Subsidiaries
                         Other Supplemental Information
                              (000's) except ratios
                                   (unaudited)

                             Quarter Ended June 30,      Six Months Ended June 30,
                          ---------------------------   ---------------------------
                              2006           2005           2006           2005
                          ------------   ------------   ------------   ------------
Total California
 Operations (1)
Net Premiums Written      $    552,144   $    525,910   $  1,118,051   $  1,051,990
Net Premiums Earned            552,209        517,345      1,091,467      1,022,661

Loss Ratio                        63.6%          61.5%          63.6%          63.6%
Expense Ratio                     26.9%          25.6%          26.7%          25.7%
Combined Ratio                    90.5%          87.1%          90.3%          89.3%

Non-California
 Operations (2)
Net Premiums Written      $    201,682   $    203,965   $    409,795   $    407,715
Net Premiums Earned            201,141        189,916        398,563        369,314

Loss Ratio                        91.1%          65.7%          79.0%          65.1%
Expense Ratio                     29.9%          32.7%          29.7%          32.0%
Combined Ratio                   121.0%          98.4%         108.7%          97.1%

                                                     At June 30,
                                            ---------------------------
Policies-in-force (000's)                       2006           2005
----------------------------------------    ------------   ------------
California Personal Auto                           1,138          1,093
California Commercial Auto                            21             21
Non-California Personal Auto                         364            368
California Homeowners                                253            228
Florida Homeowners                                    14             15

Notes:
     All ratios are calculated on GAAP basis.
(1) Includes homeowners, auto, commercial property and other immaterial California business lines
(2)  Includes all states except California

                  Mercury General Corporation and Subsidiaries
                 Condensed Balance Sheets and Other Information
                        (000's) except per-share amounts
                                   (unaudited)

                                            June 30, 2006   December 31, 2005
                                            -------------   -----------------
Investments -- available for sale
  Fixed maturities at market (amortized
   cost $2,757,242 in 2006 and
   $2,593,745 in 2005)                      $   2,772,752   $       2,645,555
  Equity securities at market (cost
   $239,232 in 2006 and $225,310 in 2005)         294,036             276,108
  Short-term cash investments, at cost,
   which approximates market                      309,531             321,049
     Total investments                          3,376,319           3,242,712
Net receivables                                   400,445             390,234
Deferred policy acquisition costs                 207,684             197,943
Other assets                                      196,013             210,662
   Total assets                             $   4,180,461   $       4,041,551

Loss and loss adjustment expenses           $   1,058,171   $       1,022,603
Unearned premiums                                 940,289             902,567
Other liabilities                                 409,920             365,004
Notes payable                                     138,744             143,540
Shareholders' equity                            1,633,337           1,607,837
   Total liabilities and shareholders'
    equity                                  $   4,180,461   $       4,041,551

Common stock -- shares outstanding                 54,678              54,605
Book value per share                        $       29.87   $           29.44
Statutory surplus                           $  1.5billion   $     1.5 billion
Portfolio duration                              3.2 years           2.9 years

SOURCE  Mercury General Corporation
    -0-                             08/07/2006
    /CONTACT: Theodore Stalick, VP/CFO of Mercury General Corporation, +1-323-937-1060/
    /Web site:  http://www.mercuryinsurance.com/